Exhibit 99.1

Media relations contact:	Investor relations contact:
Judy DeRango Wicks	Tina Moore
(678) 375-1595	(678) 375-1278
jdwicks@checkfree.com	tmoore@checkfree.com

FOR IMMEDIATE RELEASE
CheckFree Reports Fiscal 2007 First Quarter Results
ATLANTA (Oct. 24, 2006) — CheckFree Corporation (Nasdaq: CKFR) today announced first quarter revenue of $228.6 million, a 7 percent increase over the same period last year. The Company’s Generally Accepted Accounting Principles (GAAP) net income for the quarter was $31.4 million, or $0.34 per share, and underlying net income was $38.6 million, or $0.42 per share. Free cash flow was $37.1 million for the first quarter as outlined in Attachment A.
GAAP Results: Net income for the first quarter of fiscal 2007 was $31.4 million, compared to net income of $26.4 million for the same quarter last year. Earnings per share were $0.34 for the first quarter of fiscal 2007, compared to earnings per share of $0.28 for the first quarter of last year. Net cash provided by operating activities was $47.6 million for the first quarter of fiscal 2007, compared to $43.5 million for the same period last year.
Underlying Results: Underlying net income for the first quarter was $38.6 million, compared to $43.1 million for the same quarter of last year. Underlying earnings per share were $0.42 for the first quarter of fiscal 2007, compared to $0.46 per share for the first quarter of last year.
Underlying net income and earnings per share for the first quarter of fiscal 2007 exclude the amortization of acquisition-related intangible assets, the SFAS 123(R) impact of options issued prior to July 1, 2004 and the tax benefits of both. Underlying net income and earnings per share for the first quarter of fiscal 2006 exclude the amortization of acquisition-related intangible assets; exclude the SFAS 123(R) impact of options issued prior to July 1, 2004; include the historical effect of discontinued operations on revenue and expense, resulting from a divestiture in the third quarter of fiscal 2006; and exclude the combined net tax benefits from each of the foregoing. A reconciliation of CheckFree’s underlying results to its GAAP results is included in Attachment A.
“CheckFree’s businesses delivered good results for the quarter,” said Pete Kight, CheckFree Chairman and Chief Executive Officer. “Electronic billing and payment transactions for consumer service providers (CSP) grew at expected rates, portfolios under management continued to increase and software license revenues exceeded our target. This quarter showed a healthy balance in growth across all three business lines.”
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CheckFree Reports Fiscal 2007 First Quarter Results

First Quarter Highlights
For the first quarter of fiscal 2007, the Company reported that the Electronic Commerce Division processed 311.7 million transactions. CSP transactions at banks, credit unions and other financial institutions increased 4 percent sequentially and non-CSP transactions grew 2 percent, reflecting an overall sequential transaction growth rate of 3 percent. During the first quarter, the Company delivered 51.8 million electronic bills, a 3 percent sequential quarterly increase.
CheckFree Investment Services reported more than 2.3 million portfolios under management, compared to 2.0 million in the first quarter of fiscal 2006, representing a 15 percent year-over-year increase. The Software Division reported results that exceeded expectations. Refer to Attachment B for details on the financial performance of CheckFree’s divisions in the first quarter of fiscal 2007, and Attachment C for electronic billing and payment metrics.
Financial Outlook for the Second Quarter
“For the second quarter of the fiscal year, we expect revenue between $230 million and $235 million, with GAAP earnings per share in the range of $0.33 to $0.35, which equates to underlying earnings per share in the range of $0.40 to $0.42,” said David Mangum, CheckFree’s Chief Financial Officer.
“In the Electronic Commerce Division for the second quarter, we expect sequential transaction growth of 5 to 7 percent in our CSP channel and a modest decline in non-CSP transactions,” Mangum continued. “We expect portfolio growth in Investment Services and revenue performance in our Software Division to be consistent with our first quarter results.”
The difference between GAAP and underlying earnings expectations for the second quarter of fiscal 2007 is due to expected acquisition-related intangible amortization expenses, the SFAS 123(R) impact of options issued prior to July 1, 2004, and the combined tax benefits from each of the foregoing.
The Company also announced that it repurchased more than 2.6 million shares of its common stock for approximately $100 million during the first quarter of fiscal 2007.
Conference Call on the Internet
CheckFree will broadcast its conference call at 5 p.m. (EDT) today to review financial results for the first quarter and its expectations for the second quarter and for fiscal 2007. Participants should dial 1-877-232-1067 any time after 4:45 p.m. (EDT) and ask for the CheckFree conference call. The live conference call will be accessible through the Investor Center section of the CheckFree website at http://www.checkfreecorp.com. A digital replay of the call will be available on the CheckFree website after 7 p.m. (EDT).
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CheckFree Reports Fiscal 2007 First Quarter Results

About CheckFree (www.checkfreecorp.com)
Founded in 1981, CheckFree Corporation (Nasdaq: CKFR) provides financial electronic commerce services and products to organizations around the world. CheckFree Electronic Commerce solutions enable thousands of financial services providers and billers to offer the convenience of receiving and paying household bills online, via phone or in person through retail outlets. CheckFree Investment Services provides a broad range of investment management solutions and outsourced services to hundreds of financial services organizations, which manage about $1.5 trillion in assets. CheckFree Software develops, markets and supports payment processing solutions that are used by financial institutions to process more than two-thirds of the 14 billion Automated Clearing House transactions in the United States, and supports reconciliation, exception management, risk management, transaction process management, corporate actions processing, and compliance within thousands of organizations worldwide.
Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future, and include statements regarding forecasts and expectations of, revenue for the second quarter of fiscal 2007, earnings per share for the second quarter of fiscal 2007, sequential transaction growth and the general performance of the Company’s divisions in the second quarter of fiscal 2007 (paragraphs 8, 9, and 10). Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 (filed September 8, 2006). One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this press release will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.
# # #

CheckFree Reports Fiscal 2007 First Quarter Results

CHECKFREE CORPORATION AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2006	2005

Revenues:
Processing and servicing	$195,478	$184,640
License fees	9,074	7,558
Maintenance fees	11,530	9,663
Professional fees	12,537	11,832

Total revenues	228,619	213,693

Expenses:
Cost of processing, servicing and support	92,793	80,168
Research and development	26,687	23,057
Sales and marketing	21,203	18,422
General and administrative	17,685	16,267
Depreciation and amortization	21,805	35,472

Total expenses	180,173	173,386

Income from continuing operations	48,446	40,307
Equity in net loss of joint venture	(458)	(667)
Interest income, net	3,294	2,456

Income from continuing operations before income taxes	51,282	42,096
Income tax expense	19,916	16,115

Income from continuing operations	31,366	25,981

Income from discontinued operations before income taxes	—	608
Income tax expense on discontinued operations	—	232

Income from discontinued operations	—	376

Net income	$31,366	$26,357

Basic income per share:
Income per share from continuing operations	$0.35	$0.29
Income per share from discontinued operations	—	—

Total basic income per share	$0.35	$0.29

Weighted average number of shares	89,962	90,578

Diluted income per share:
Income per share from continuing operations	$0.34	$0.28
Income per share from discontinued operations	—	—

Total diluted income per share	$0.34	$0.28

Weighted average number of shares	92,776	$92,818

CheckFree Reports Fiscal 2007 First Quarter Results

CHECKFREE CORPORATION AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)

	September 30,	June 30,
	2006	2006
Current assets:
Cash, cash equivalents and investments	$251,895	$317,613
Settlement assets	144,996	107,128
Accounts receivable, net	156,391	146,605
Prepaid expenses and other assets	36,807	39,810
Deferred income taxes	7,304	7,311

Total current assets	597,393	618,467

Property and equipment, net	116,883	100,217
Intangible assets, net	892,101	906,767
Investments	79,043	78,559
Other noncurrent assets	9,326	8,779
Deferred income taxes	45,645	45,240

Total assets	$1,740,391	$1,758,029

Current liabilities:
Accounts payable, accrued liabilities and other	$89,275	$92,100
Settlement obligations	140,526	103,732
Deferred revenue	38,701	40,301

Total current liabilities	268,502	236,133

Accrued rent and other	3,871	3,844
Deferred income taxes	2,389	2,964
Deferred revenue	3,108	3,021
Capital leases and long-term obligations, less current portion	39,222	28,432

Total stockholders’ equity	1,423,299	1,483,635

Total liabilities and stockholders’ equity	$1,740,391	$1,758,029

CheckFree Reports Fiscal 2007 First Quarter Results

Attachment A
Calculation of Free Cash Flow
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2006	2005

Net cash provided by operating activities	$47,564	$43,475
Excluding: Net change in settlement accounts	1,074	4,908
Less: Capital expenditures	(12,099)	(7,166)
Plus: Data center reimbursements	526	—

Free cash flow	$37,065	$41,217

Additional Information:
Cash provided by investing activities	$58,583	$1,242

Cash (used in) provided by financing activities	$(97,047)	$5,190

Use of Non-GAAP Financial Information
     We supplement our reporting of cash flow information determined in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) by using “free cash flow” in this earnings release as a measure to evaluate our liquidity. We define free cash flow as net cash provided by operating activities, exclusive of the net change in settlement accounts and less capital expenditures, plus data center reimbursements. We believe free cash flow provides useful information to management and investors in understanding our financial results and assessing our prospects for future performance. We also use free cash flow as a factor in determining long-term incentive compensation for senior management.
     We exclude the net change in settlement accounts from free cash flow because we believe this facilitates management’s and investors’ ability to analyze operating cash flow trends. In connection with our walk-in payment business, our consolidated balance sheet reflects settlement assets and settlement obligations. The settlement assets represent payment receipts in transit to us from agents, and the settlement obligations represent scheduled but unpaid payments due to billers. Balances in settlement accounts fluctuate daily based on deposit timing and payment transaction volume. These timing differences are not reflective of our liquidity, and thus, we exclude the net change in settlement accounts from free cash flow.
     As a technology company, we make significant capital expenditures in order to update our technology and to remain competitive. Our free cash flow reflects the amount of cash we generated that remains, after we have met those operational needs, for the evaluation and execution of strategic initiatives such as acquisitions, stock and/or debt repurchases and other investing and financing activities, including servicing additional debt obligations. During the fourth quarter of fiscal 2006, we entered into a credit facility to finance the construction of data centers. Amounts we spend to construct these data centers are included in our capital expenditures, but will be fully reimbursed by the credit facility. The reimbursements from the credit facility are added to our free cash flow measure because these expenditures do not impact our overall liquidity. The data center reimbursements line represents a change to our definition of free cash flow as of the quarter ended June 30, 2006.
     Free cash flow does not solely represent residual cash flow available for discretionary expenditures, as certain of our non-discretionary obligations are also funded out of free cash flow. These consist primarily of payments on capital leases and other long-term commitments, if any, as reflected in the table entitled “Contractual Obligations” in the “Liquidity and Capital Resources” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which we filed with the Securities and Exchange Commission on September 8, 2006.
     The Company’s free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities or any other amount determined in accordance with GAAP. Further, CheckFree’s measure of free cash flow may not be comparable to similarly titled measures reported by other companies.

CheckFree Reports Fiscal 2007 First Quarter Results

Attachment A (continued)
Reconciliation of GAAP Net Income to Underlying Net Income and Earnings Per Share
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2006	2005

Total revenues — GAAP	$228,619	$213,693
Impact of discontinued operations(1)	—	2,064

Total revenues — underlying	$228,619	$215,757

Net income from continuing operations per GAAP	$31,366	$25,981
Impact of discontinued operations(1)	—	376

Net income per GAAP	31,366	26,357
Amortization of acquisition-related intangible assets	10,967	25,542
SFAS 123(R) — Stock options issued before July 1, 2004	704	1,356
Tax benefit of underlying adjustments	(4,478)	(10,109)

Underlying net income	$38,559	$43,146

GAAP and underlying basic weighted average shares outstanding	89,962	90,578
GAAP and underlying impact of dilutive options and warrants	2,814	2,240
GAAP and underlying diluted weighted average shares outstanding	92,776	92,818

GAAP basic earnings per share	$0.35	$0.29
GAAP diluted earnings per share	$0.34	$0.28
Underlying basic earnings per share	$0.43	$0.48
Underlying diluted earnings per share	$0.42	$0.46

(1) See page 9, note (2)
Use of Non-GAAP Financial Information
     We supplement our reporting of total revenues, income (loss) from operations, net income (loss) and earnings (loss) per share information determined in accordance with GAAP by using “underlying revenue,” “underlying income (loss) from operations,” “underlying net income (loss)” and “underlying earnings (loss) per share” in this earnings release. Management believes that certain non-cash adjustments to revenues or expenses enhance our evaluation of our performance, and are not pertinent to day-to-day operational decision making in the business. Therefore, we exclude these items from GAAP revenue, income (loss) from operations, net income (loss) and earnings (loss) per share in calculating underlying revenue, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share.
     Examples of such non-cash charges may include, but not be limited to, intangible asset amortization expense and in-process research and development costs associated with acquisitions, charges associated with the impairment of intangible assets, the impact of discontinued operations, charges resulting from warrants issued to third parties, and charges associated with reorganization activities, all offset by the cumulative tax impact of these charges. We exclude these items in order to more clearly focus on the factors we believe are pertinent to the daily management of our operations, and our management uses underlying results to evaluate the impact of operational business decisions. We regularly report underlying results to our Chairman and Chief Executive Officer, our chief operating decision maker, who uses this information in allocating resources to our various business units. Additionally, as we reward our management for their decisions that increase revenues and decrease controllable costs, we use underlying revenues and underlying income (loss) from operations as factors in determining short-term incentive compensation for management, and use underlying revenues, underlying net income (loss) and underlying earnings (loss) per share as factors in determining long-term incentive compensation for management.
     Because we utilize underlying financial results in the management of our business and to determine incentive compensation for management, we believe this supplemental information is useful to investors for their independent evaluation and understanding of the performance of our management and our core business performance. Our underlying revenues, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share should be considered in addition to, and not as a substitute for, revenues, income (loss) from operations, net income (loss) or earnings (loss) per share or any other amount determined in accordance with GAAP. Our measures of underlying revenues, underlying income (loss) from operations, underlying net income (loss) and underlying earnings (loss) per share reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.

CheckFree Reports Fiscal 2007 First Quarter Results

Attachment A (continued)
CHECKFREE CORPORATION AND SUBSIDIARIES
Supplemental Underlying Consolidated Condensed Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2006	2005
Revenues:
Processing and servicing	$195,478	$186,624
License fees	9,074	7,558
Maintenance fees	11,530	9,670
Other	12,537	11,905

Total revenues	228,619	215,757

Expenses:
Cost of processing, servicing and support	92,622	79,927
Research and development	26,480	23,215
Sales and marketing	21,082	18,372
General and administrative	17,480	16,292
Depreciation and amortization	10,838	10,138

Total expenses	168,502	147,944

Income from operations	60,117	67,813
Equity in net loss of joint venture	(458)	(667)
Interest income, net	3,294	2,456

Income before income taxes	62,953	69,602

Income tax expense	24,394	26,456

Net income	$38,559	$43,146

Basic income per share:
Net income	$0.43	$0.48

Weighted average number of shares	89,962	90,578

Diluted income per share:
Net income	$0.42	$0.46

Weighted average number of shares	92,776	92,818

CheckFree Reports Fiscal 2007 First Quarter Results

Attachment B
Reconciliation of GAAP Results to Underlying Results by Segment
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2006	2005
Electronic Commerce:
Total revenues — GAAP and underlying	$171,029	$163,451

Operating income — GAAP	$49,684	$43,913
Amortization of acquisition-related intangible assets	9,627	23,575
SFAS 123(R) — Stock options issued before July 1, 2004(1)	512	985

Underlying operating income	$59,823	$68,473

Investment Services:
Total revenues — GAAP	$29,622	$24,357
Impact of discontinued operations(2)	—	2,064

Total revenues — underlying	$29,622	$26,421

Operating income — GAAP	$5,014	$3,338
Amortization of acquisition-related intangible assets	484	313
SFAS 123(R) — Stock options issued before July 1, 2004(1)	72	139
Impact of discontinued operations(2)	—	608

Underlying operating income	$5,570	$4,398

Software:
Total revenues — GAAP and underlying	$27,968	$25,885

Operating income — GAAP	$5,493	$3,451
Amortization of acquisition-related intangible assets	856	1,654
SFAS 123(R) — Stock options issued before July 1, 2004(1)	31	60

Underlying operating income	$6,380	$5,165

Corporate:
Operating loss — GAAP	$(11,745)	$(10,395)
SFAS 123(R) — Stock options issued before July 1, 2004(1)	89	172

Underlying operating loss	$(11,656)	$(10,223)

(1)	At the beginning of fiscal 2005, we implemented a new long-term incentive compensation philosophy, which significantly reduced overall participation and focused on restricted stock with limited stock options. As a result, we recorded the cost of restricted stock throughout fiscal 2005 in both underlying and GAAP results. In fiscal 2006, we have adopted SFAS 123(R), and are consequently recording all long-term incentive grants, both restricted stock and options, as an expense to both underlying and GAAP results. The adjustment from GAAP to underlying operating results in the table above reflects the SFAS 123(R) charge associated with options granted prior to July 1, 2004 under our previous compensation philosophy, which were originally accounted for utilizing APB 25.

(2)	In the third quarter ended March 31, 2006, the divestiture of our M-Solutions business, a component of our Investment Services segment, created a unique situation for our presentation of underlying results versus GAAP results. SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” requires us to report the results of operations from the disposed business, including any gain or loss on the sale, as an income statement item separately captioned “earnings from discontinued operations” on our GAAP basis unaudited condensed Statements of Operations. This treatment is required for all periods presented, not just the period in which the sale took place. In contrast, for purposes of our underlying results, we have included the results of the M-Solutions business for the prior period presented.

CheckFree Reports Fiscal 2007 First Quarter Results

Attachment C
Electronic Billing and Payment Metrics
(in millions, except revenue/transaction and percentages)

			Quarter Ended
	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005
Transactions
CSP:
Revenue	$114.2	$111.8	$113.8	$120.5	$122.7
Revenue / Transaction	$0.48	$0.49	$0.52	$0.60	$0.64
Transactions	235.7	227.5	217.3	199.9	190.3
Sequential Quarterly Growth	4%	5%	9%	5%	11%

Non-CSP:
Revenue	$36.2	$34.4	$36.0	$24.4	$24.3
Revenue / Transaction	$0.48	$0.46	$0.47	$0.34	$0.32
Transactions	76.0	74.7	76.0	70.8	75.7
Sequential Quarterly Growth	2%	-2%	7%	-6%	3%

Total:
Revenue	$150.4	$146.2	$149.8	$144.9	$147.0
Transactions	311.7	302.2	293.3	270.7	266.0
Sequential Quarterly Growth	3%	3%	8%	2%	9%

e-Bill Delivery
Revenue	$8.5	$8.0	$7.4	$7.2	$6.8
Revenue / e-Bill	$0.16	$0.16	$0.16	$0.16	$0.16
e-Bills Delivered	51.8	50.0	46.7	45.2	42.7
Sequential Quarterly Growth	3%	7%	3%	6%	4%

Other EC Revenue(1)	$12.1	$12.3	$12.2	$11.2	$9.7

Other Performance Metrics
Active Full Service Subscribers(2)	10.5	10.0 (3)	9.7	9.0	8.8

(1)	Other revenue includes Health and Fitness, Professional Services and Stored Value Products.

(2)	“Active” refers to subscribers who have viewed or paid a bill in the last 90 days at a Consumer Service Provider that outsources essentially all of its electronic billing and payment (EBP) functions to CheckFree.

(3)	Adjusted to correct previously reported number of 10.3.